Exhibit 99.1

FOR IMMEDIATE RELEASE

TUCOWS INC. REPORTS FINANCIAL RESULTS FOR

THIRD QUARTER 2010

TORONTO, November 10, 2010 —Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, today reported its financial results for the third quarter ended September 30, 2010. All figures are in U.S. dollars.

Summary Financial Results

(Numbers in Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Sept 30, 2010 (unaudited)	3 Months Ended Sept 30, 2009 (unaudited)	9 Months Ended Sept 30, 2010 (unaudited)	9 Months Ended Sept 30, 2009 (unaudited)
Net revenue	21,209	20,496	62,501	60,610
Gain (loss) on change in fair value of forward exchange contracts	142	1,878	(1,669)	3,902
Other income	—	1,880	—	4,493
Net income for the period	1,083	5,196	880	10,603
Net earnings per common share	0.02	0.08	0.01	0.15
Net cash provided by operating activities	1,876	82	4,428	3,586

Summary of Revenue and Cost of Revenue before Network Costs

(Numbers in Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended Sept 30, 2010 (unaudited)	3 Months Ended Sept 30, 2009 (unaudited)	3 Months Ended Sept 30, 2010 (unaudited)	3 Months Ended Sept 30, 2009 (unaudited)
OpenSRS:
Domain Services	16,517	15,098	13,817	12,326
Email Services	578	842	97	103
Other Services	1,086	1,109	417	412
Total OpenSRS Services	18,181	17,049	14,331	12,841

YummyNames	1,249	1,782	180	218
Hover	1,147	1,204	381	493
Butterscotch	632	461	12	26
Total	21,209	20,496	14,904	13,578

“Our third quarter results continued our track record of solid performance throughout 2010,” said Elliot Noss, President and CEO of Tucows. “Revenue reached a record $21.2 million, driven by continued strength in both OpenSRS and YummyNames along with increased contribution from our reinvigorated Hover and Butterscotch services. The consistency and reliability of our business continues to support our objective of returning capital to shareholders, as evidenced by our repurchase of an additional 3.9 million shares in October under our most recent Dutch tender offer.”

Net revenue for the third quarter of 2010 increased 3.5% to $21.2 million from $20.5 million for the third quarter of 2009.

Net income for the third quarter of 2010 was $1.1 million, or $0.02 per share, compared with net income of $5.2 million, or $0.08 per share, for the third quarter of 2009.  Net income for the third quarter of 2009 included the final payment related to the sale of the Company’s equity stake in Afilias Inc. of $1.9 million and a gain in the fair value of forward exchange contracts of $1.9 million.

Deferred revenue at the end of the third quarter of fiscal 2010 was $62.3 million, an increase of 10.3% from $56.5 million at the end of the third quarter of fiscal 2009 and 3.8% from $60.0 million in the second quarter of 2010.

Cash and cash equivalents at the end of the third quarter of 2010 were $5.4 million compared with $8.2 million at the end of the third quarter of 2009 and $4.1 million at the end of second quarter of 2010. The increase in cash and cash equivalents from the second quarter of 2010 was primarily the result of cash flow from operating activities of $1.9 million for the third quarter of 2010, which was partially offset by the repayment of $0.5 million of the Company’s bank loan.

Subsequent to quarter end, the Company announced the final results of its modified “Dutch auction” tender announced on September 7, 2010. Under the terms of the tender, Tucows purchased 3.9 million of its shares at a purchase price of $0.70 per share, for a total of $2.8 million. Year to date in 2010, the Company has repurchased an aggregate of 13.7 million shares through both its modified Dutch tender offers and normal course issuer bids (“Buyback Programs”), representing 20.4% of the Company’s outstanding shares at the end of 2009.  Since initiating its first share buyback program in February 2007, the Company has repurchased a total of 23.2 million shares through its Buyback Programs representing 30.0% of the Company’s total shares outstanding at the end of January 2007.

Conference Call

Tucows management will host a conference call today, Wednesday, November 10, 2010, at 5:00 p.m. (ET) to discuss the third quarter fiscal 2010 results. Participants can access the conference call via the Internet at http://tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-800-642-1687and enter the pass code 20897695 followed by the pound key.  The telephone replay will be available until Wednesday, November 17, 2010 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS manages over ten million domain names and millions of email boxes through a reseller network of over 10,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows.com. More information can be found at http://tucowsinc.com.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

For further information:

Lawrence Chamberlain

The Equicom Group for Tucows Inc.

(416) 815-0700 ext. 257

lchamberlain@equicomgroup.com